EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-59497 and 333-08139 on Forms S-8 of our reports dated October 6, 2008, relating to the consolidated financial statements and financial statement schedule of Nature’s Sunshine Products, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”) and the effectiveness of Nature’s Sunshine Products, Inc. and subsidiaries internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K/A of Nature’s Sunshine Products, Inc. and subsidiaries for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah
December 30, 2008